Exhibit 107
Calculation of Filing Fee Tables
Form
S-3ASR
(Form Type)
HA Sustainable Infrastructure Capital, Inc.
HAT Holdings I LLC*
HAT Holdings II LLC*
HAC Holdings I LLC*
HAC Holdings II LLC*
Hannon Armstrong Sustainable Infrastructure, L.P.*
Hannon Armstrong Capital, LLC*
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

	HA Sustainable Infrastructure Capital, Inc.
	Equity	Common Stock, par value $0.01 per share (1)	457(r)	(2)	(2)	(2)	(5)	(5)
	Equity	Preferred Stock, par value $0.01 per share (1)	457(r)	(2)	(2)	(2)	(5)	(5)
	Equity	Depositary Shares (1)(3)	457(r)	(2)	(2)	(2)	(5)	(5)
Fees to Be Paid	Debt	Debt Securities (1)(6)	457(r)	(2)	(2)	(2)	(5)	(5)
	Debt	Guarantees of Debt Securities (1)(6)(7)	457(r)	(2)	(2)	(2)	(5)	(5)
	Other	Warrants (1)(4)	457(r)	(2)	(2)	(2)	(5)	(5)
	Other	Rights (1)	457(r)	(2)	(2)	(2)	(5)	(5)

	Additional Registrants

	Debt	Debt Securities (1)(6)	457(r)	(2)	(2)	(2)	(5)	(5)

	Debt	Guarantees of Debt Securities (1)(6)(7)	457(r)	(2)	(2)	(2)	(5)	(5)

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					N/A		N/A

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							N/A

*	Additional Registrants
(1)
The securities covered by this registration statement may be sold or otherwise distributed separately, together or as units with other securities covered by this registration statement. This registration statement also covers delayed delivery contracts which may be issued by the registrant under which the counterparty may be required to purchase common stock, preferred stock, depositary shares, debt securities, warrants or rights. Such contracts may be issued together with the specific securities to which they relate.

(2)
This registration statement covers an indeterminate amount of the securities of each identified class of securities. An unspecified aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be offered at unspecified prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are represented by depositary shares.

(3)	Each depositary share will be issued under a deposit agreement, will represent an interest in a fractional share or multiple shares of preferred stock and will be evidenced by a depositary receipt.
(4)	The warrants covered by this registration statement may be warrants for common stock, preferred stock, depositary shares representing preferred stock or debt securities.
(5)
In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), the registrants are deferring payment of all of the registration fees. Registration fees will be paid subsequently on a pay as you go basis.

(6)
Debt securities may be issued by HA Sustainable Infrastructure Capital, Inc. and/or one or more of the Additional Registrants and, if guaranteed, may be guaranteed by HA Sustainable Infrastructure Capital, Inc. and/or one more of the Additional Registrants.

(7)	No separate consideration will be received for the guarantees. Pursuant to Rule 457(n) under the Securities Act, no registration fee is required with respect to the guarantees.